Exhibit 99.1

PANAMSAT LAUNCHES OFFERING OF NOTES

        WILTON, CT, July 22, 2004. PanAmSat Corporation (the "Company" or "PanAmSat") (NASDAQ: SPOT) announced today that it has launched an offer of Senior Notes maturing in 2014, which it expects will yield gross proceeds of approximately $1,010 million. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proceeds from the offering will be used in connection with the pending acquisition of PanAmSat by affiliates of Kohlberg Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc.

        The notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

        This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company's expectations include: risks associated with operating its in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; its ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in its contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which it competes; inadequate access to capital markets; competition; its international operations and other uncertainties associated with doing business internationally; and litigation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Please refer to the Company's Securities and Exchange Commission filings for further information.